Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2007, except for Notes I and Q, as to which the date is June 14, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of United Financial Bancorp, Inc. on Form 10-K/A for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of United Financial Bancorp, Inc. on Form S-8 (No. 333-138197, effective October 25, 2006).

/s/ Grant Thornton LLP
Boston, Massachusetts
June 14, 2007